CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
COMMVAULT SYSTEMS, INC.

August 27, 2020
Commvault Systems, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), DOES HEREBY CERTIFY as follows:
FIRST: That the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended as follows:
A.Paragraph (b) of Article VI thereof shall read in its entirety as follows:
(b) Prior to the 2023 annual meeting of stockholders, the Board of Directors shall be divided into three classes, as nearly equal in size as possible, designated as Class I, Class II and Class III, respectively. At the 2021 annual meeting of stockholders, the term of office of the Class III directors shall expire and successors to the Class III directors shall be elected for a term expiring at the next annual meeting of stockholders and at each succeeding annual meeting of stockholders. At the 2022 annual meeting of stockholders, the term of office of the Class I directors shall expire and successors to the Class I directors shall be elected for a term expiring at the next annual meeting of stockholders and at each succeeding annual meeting of stockholders. At the 2023 annual meeting of stockholders, the term of office of the Class II directors shall expire and successors to the Class II directors shall be elected for a term expiring at the next annual meeting of stockholders and at each succeeding annual meeting of stockholders. From and after the election of directors at the 2023 annual meeting of stockholders, the Board of Directors shall cease to be classified and each director elected at the 2023 annual meeting of stockholders (and at each succeeding annual meeting of stockholders) shall hold office for a term expiring at the next annual meeting of stockholders held after such director’s election.”
B.Paragraph (d) of Article VI thereof shall read in its entirety as follows:
“(d) Any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors and not by the stockholders. Newly created directorships resulting from any increase in the number of directors shall be filled by the affirmative vote of the directors then in office, even though less than a quorum of the Board of Directors and not by the stockholders. Any director elected in accordance with this Article VI (d) shall hold office (i) in the event of a new directorship created or vacancy occurring prior to the 2023 annual meeting of stockholders, for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and (ii) in the event of a new directorship created or vacancy occurring after the 2023 annual meeting of stockholders, until the next annual meeting of stockholders and, in each case, until such director's successor shall have been elected and qualified.”
C.Paragraph (e) of Article VI thereof shall read in its entirety as follows:
“(e) Any director, or the entire Board of Directors, may be removed from office at any time, (i) in the event such removal is prior to the 2023 annual meeting of stockholders, only for cause and (ii) in the event such removal is after the 2023 annual meeting of stockholders, with or without cause, and in either case of the foregoing clauses (i) or (ii) by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class. As used herein, the term “Voting Stock” means the voting power of the then outstanding shares of voting stock of the corporation entitled to vote generally in the election of directors.”
SECOND: That the aforesaid amendments were duly adopted in accordance with the applicable provisions of Section 242 of the DGCL.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed on its behalf as of the date first indicated above.

COMMVAULT SYSTEMS, INC.

By: /s/ Warren H. Mondschein
Name: Warren H. Mondschein
Title: VP, General Counsel and Secretary

[Signature Page to Certificate of Amendment of Amended and Restated Certificate of Incorporation of Commvault Systems, Inc.]